SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Carbon Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Carbon Energy Corporation Announces Execution of Merger Agreement with
Evergreen Resources, Inc.

        Carbon Energy Corporation (AMEX: CRB) today announced that it has entered into an Agreement and Plan of Reorganization with Evergreen Resources, Inc. ("Evergreen"). Under the agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon shareholders will receive .2750 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). Based upon Evergreen's closing price of $45.40 per share on March 28, 2003, the total value of stock to be issued is approximately $84.4 million. As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen. The merger is intended to be a tax-free, stock-for-stock transaction.

        The Board of Directors of Carbon and Evergreen each unanimously approved the merger agreement. At the time of execution of the agreement, each of Yorktown Energy Partners III, L.P., and Patrick R. McDonald, President and Chief Executive Officer of Carbon, who beneficially own approximately 73.2% and 6.0%, respectively, of Carbon's outstanding common stock, have executed an agreement with Evergreen obligating each of them to vote all shares over which it has voting control in favor of the merger.

        RBC Capital Markets acted as the financial advisor to Carbon and issued a fairness opinion to the Board of Directors of Carbon.

        Completion of the merger, which is subject to customary conditions, including approval by the shareholders of Carbon, is expected late in the second quarter or the third quarter of 2003. The merger agreement contains a potential $2.5 million termination fee payable by Carbon if the merger agreement is terminated under certain circumstances.

        Patrick R. McDonald, Carbon's Chief Executive Officer said, "Evergreen's skilled management and technical expertise in the development of conventional and unconventional gas resources, combined with its considerable larger capital budget and excellent long-term track record of adding value for shareholders, creates an opportunity for Carbon's shareholders and employees to benefit from the continuing development of Carbon's impressive inventory of exploration and development opportunities in the United States and Canada."

        Carbon Energy is an independent energy company involved in the exploration and development of its extensive developed and undeveloped natural gas properties in the Rocky Mountain region of the United States and Canada, with particular emphasis on the Piceance and Uintah Basins of Colorado and Utah and the Carbon and Rowley areas of central Alberta.

Investor Notices

        Investors and security holders are advised to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 expected to be filed with the Securities and Exchange Commission in connection with the proposed merger. The proxy statement/prospectus will contain important information that shareholders should consider before making any decision regarding the merger. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by the companies with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus and such other documents (relating to Evergreen) may also be obtained for free from Evergreen by directing such request to: Evergreen Resources, Inc., 1401 17th St., Suite 1200, Denver, Colorado 80202, Attn: John B. Kelso, Director of Investor Relations; telephone 303-298-8100. The proxy statement/prospectus and such other documents (relating to the Company) may also be obtained for free from Carbon by directing such request to: Carbon Energy Corporation, 1700 Broadway, Suite 1150, Denver, Colorado 80290, Attn: Cindy L. Yarbrough, Manager of Investor Relations; telephone: 303-785-2631.

        Carbon, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from Carbon's shareholders in connection with the merger. Information regarding such persons and a description of their interests in the merger and related transactions will be contained in the proxy statement/prospectus when it is filed.

  This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors as discussed in the Company's filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the Company's Form 10-K for the year ended December 31, 2002.

Carbon Energy Corporation

Contact:	Patrick R. McDonald	Cindy L. Yarbrough
	Chief Executive Officer	Manager of Investor Relations
	303-785-2603	303-785-2631
	pmcdonald@carbonenergy.com	cyarbrough@carbonenergy.com

www.carbonenergy.com